EXHIBIT 99.1

4Front Ventures Corp. Debuts Cannabis Flower Brand The Hunt, Expanding Massachusetts Product Portfolio

Launch Brings Bay State Consumers Rare, Limited & Small-Batch Phenotypes Featuring Continuously Updated Strains of Packaged Flower and Pre-Rolls

Now Available at Mission Dispensaries in Massachusetts and Coming Soon to Illinois

PHOENIX, Dec. 11, 2023 /CNW/ - 4Front Ventures Corp. (CSE: FFNT) (OTCQX: FFNTF) ("4Front" or the "Company"), a vertically integrated, multi-state cannabis operator and retailer, announced the launch of cannabis flower brand, The Hunt, expanding the Company's brand portfolio in Massachusetts and adding to its growing offering of high quality, affordable flower. The Hunt's product lineup, which features exclusive offerings of rare, limited and small-batch phenotypes, is now available for purchase at 4Front's Mission Dispensaries in Georgetown, Worcester, and Brookline, MA, and at partner dispensaries across the Bay State. Each strain drop of The Hunt is only available for a limited time, while supplies last; the Company expects to introduce the new offering to Illinois cannabis consumers in Q1 2024.

4Front Ventures Corp. Debuts Cannabis Flower Brand The Hunt, Expanding Massachusetts Product Portfolio (CNW Group/4Front Ventures Corp.)

"The Hunt pays homage to legacy genetics, delivering a premium consumer experience," said Andrew Thut, 4Front Chief Investment Officer. "As the Massachusetts cannabis market continues to mature, consumers have become more discerning, and the cultivators at our Holliston facility have been keeping their ear to the soil. Our team has sifted through countless seeds and clones to isolate the best of the best traits in order to craft The Hunt's ever-changing and unfolding strain lineup. Simple and sleek, The Hunt is made up of only small-batch phenotypes, delivering the top-tier quality at an affordable price point."

Utilizing rare, heritage genetics, and creative crossbreeding, The Hunt's unique and proprietary strains are available in small batches and limited releases. The latest release of The Hunt offers a lineup of indica dominant strains such as Mandarin Zkittles #4, Mandarin Zkittles #7, Mandarin Zkittles #10, Planet Sherb and Plasma Gas, as well as sativa dominant strains such as Crazey Hazey #5, Crazey Hazey #8, Killer Bees #1, and Killer Bees #6.

Thut continued, "Over the past quarter we continued to strengthen our presence in Massachusetts, introducing various premium flower offerings in the state. With this latest launch, we are confident that The Hunt is well on its way to becoming synonymous with the top-notch quality consumers have come to expect from our brands, and we remain committed to delivering innovative cannabis brands and products at competitive prices in the state. As we look toward the new year, we are excited to continue broadening our product offerings across our footprint with more innovative launches and quality upgrades, in addition to introducing The Hunt to Illinois consumers early next year."

For more information, visit https://4frontventures.com and https://missiondispensaries.com/.

About 4Front Ventures Corp.
4Front Ventures Corp. ("4Front" or the "Company") (CSE: FFNT) (OTCQX: FFNTF) is a national, vertically integrated multi-state cannabis operator that owns or manages operations and facilities in Illinois, Massachusetts, and Washington. Since its founding in 2011, 4Front has built a strong reputation for its high standards and low-cost cultivation and production methodologies earned through a track record of success in facility design, cultivation, genetics, growing processes, manufacturing, purchasing, distribution, and retail. To date, 4Front has successfully brought to market more than 20 different cannabis brands and over 1800 products, which are strategically distributed through its fully owned and operated Mission dispensaries and retail outlets in its core markets. As the Company continues to drive value for its shareholders, its team is applying its decade of expertise in the sector across the cannabis industry value chain and ecosystem. For more information, visit https://4frontventures.com/.

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SOURCE 4Front Ventures Corp.

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%CIK: 0001627883

For further information: 4Front Investor Contacts: Andrew Thut, Chief Investment Officer, IR@4frontventures.com, 602-633-3067; Media Contact: MATTIO Communications, 4Front@mattio.com

CO: 4Front Ventures Corp.

CNW 08:00e 11-DEC-23